                                                                    EXHIBIT 12.1

                              HOLLYWOOD PARK, INC.

          CALCULATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                                                  Nine months ended
                               Years ended December 31,             September 30,
                         --------------------------------------  ---------------------
                          1993   1994   1995    1996     1997     1997     1998
                         ------ ------ ------  -------  -------  -------  -------
                                    (in thousands, except ratios)
Earnings:
  Pre-tax income
   (loss)............... $7,418 $5,340 $ (469) $  (790) $14,520  $11,743  $13,770
  Add fixed charges.....  1,517  3,061  4,515    2,422    8,094    4,352   12,946
  Less capitalized
   interest.............      0      0   (593)  (1,446)    (425)     (15)    (802)
                         ------ ------ ------  -------  -------  -------  -------
    Total earnings...... $8,935 $8,401 $3,453  $   186  $22,189  $16,080  $25,914
                         ====== ====== ======  =======  =======  =======  =======
Fixed Charges:
  Interest expense-
   inclusive of the
   amortization of debt
   issuance costs....... $1,517 $3,061 $3,922  $ 1,446  $ 7,302  $ 3,853  $11,827
  Capitalized interest..      0      0    593      942      425       15      802
  Estimated interest
   factor in rent
   expense..............      0      0      0       34      367      484      317
                         ------ ------ ------  -------  -------  -------  -------
    Total fixed
     charges............ $1,517 $3,061 $4,515  $ 2,422  $ 8,094  $ 4,352  $12,946
                         ====== ====== ======  =======  =======  =======  =======
Ratio of earnings to
 fixed charges (a)......  5.89x  2.74x    --       --     2.74x    3.69x    2.00x
                         ====== ====== ======  =======  =======  =======  =======
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(a) In computing the ratio of earnings to fixed charges: (1) earnings were calculated from income from continuing operations, before income taxes, and fixed charges, and excluding capitalized interest; and (2) fixed charges were computed from interest expense, amortization of debt issuance costs, capitalized interest, and the estimated interest included in rental expense. For the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges by $1.1 million and $2.2 million, respectively.